Exhibit 4.2

PAYONEER GLOBAL INC.
DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following is a summary of the material terms of Payoneer Global Inc.’s (“Payoneer,” “we,” “our,” or the “Company”) common stock, and is not intended to be a complete summary of such securities, which, as of December 31, 2025, were registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). The full text of our restated certificate of incorporation and our amended and restated bylaws are included as exhibits to our Annual Report on Form 10-K of which this exhibit is a part. The summary below is also qualified by reference to the provisions of the General Corporation Law of the State of Delaware (“DGCL”), as applicable.

Authorized and Outstanding Stock

Our restated certificate of incorporation (our “certificate of incorporation”) authorizes the issuance of an aggregate of 4,180,000,000 shares of capital stock, consisting of 3,800,000,000 shares of common stock, $0.01 par value per share and 380,000,000 shares of preferred stock, $0.01 par value per share. Unless our board of directors (the “Board of Directors”) determines otherwise, we have and will continue to, issue all shares of capital stock in uncertificated form.

Common Stock

Our certificate of incorporation provides for one class of common stock. Except as otherwise required by applicable law or as provided in our certificate of incorporation, the holders of common stock are entitled to one vote per share on matters to be voted on by stockholders generally or by holders of common stock as a separate class.

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock, holders of common stock will be entitled to receive such dividends and distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of our certificate of incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. Our Board of Directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

We may issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of common stock might receive a premium over the market price of the shares of common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Election of Directors

Directors shall be elected by a majority of the votes cast in uncontested elections, and otherwise by the plurality of the votes cast.

No Cumulative Voting

Under DGCL, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting in the election of directors.

Meetings of the Stockholders

Our amended and restated bylaws (our “bylaws”) provide that stockholder meetings will be held at a date, time and place, if any, as selected by the Board of Directors, or the Chair of the Board of Directors in the absence of a designation by the Board of Directors.

Annual Meeting

Our bylaws provide that an annual stockholder meeting shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Declassification of the Board

Until the 2028 annual meeting of stockholders, the Company’s directors are divided into three classes, designated Class I, Class II and Class III. Each director elected at the 2023, 2024 and 2025 annual meetings of stockholders shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected. Each director elected at the 2026 annual meeting of stockholders shall be elected for a one-year term expiring at the 2027 annual meeting of stockholders. Each director elected at the 2027 annual meeting of stockholders shall be elected for a one-year term expiring at the 2028 annual meeting of stockholders. At the 2028 annual meeting of stockholders and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders. Until the Board of Directors is fully declassified, the above classification could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors.

Anti-Takeover Effects of the Certificate of Incorporation, Bylaws and Certain Provisions of Delaware Law

Our certificate of incorporation, our bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Transfer Restrictions

Our certificate of incorporation provides that, subject to certain exceptions, we may request that holders or proposed transferees of our capital stock provide such information (including, without limitation, information with respect to citizenship, other holdings of our capital stock and affiliations) as we may reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, our capital stock by such stockholder or proposed transferee could, among other things, result in such stockholder beneficially owning more than 9.9% of our issued and outstanding capital stock on a fully diluted basis (a “Violation”). This provision is designed to ensure we comply with the various licensing regimes of the several jurisdictions in which we operate, as the acquisition of more than 10% of our issued and outstanding capital stock in such jurisdictions could require regulatory notifications and/or consents.

In the event a holder or proposed transferee fails to respond to our request for information or if, upon review of information provided by such holder or proposed transferee, our Board of Directors determines that such person’s holdings or acquisition of our capital stock would result in a Violation, we may refuse to permit any such transfer of capital stock, refuse to honor any transfer of capital stock purported to have been effected (in which case, such transfer shall be deemed to have been void ab initio), suspend rights of stock ownership the exercise of which could result in a Violation, or redeem such shares of capital stock. Pursuant to our certificate of incorporation, any shares of capital stock subject to redemption shall be redeemed at a price equal to $0.01 per share, on such other terms and conditions as our Board of Directors may determine. Our certificate of incorporation provides that our Board of Directors may, in its sole discretion, exempt (proactively or retroactively) any person from the foregoing restrictions.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the Nasdaq Global Market, which would apply so long as the shares of common stock remain listed on the Nasdaq Global Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Our Board of Directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies and Newly Created Directorships

Our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, prior to the 2028 annual meeting of stockholders, no director may be removed from office by the stockholders other than for cause with the affirmative vote of at least a majority of the total voting power then outstanding and entitled to vote in the election of directors. After the 2028 annual meeting, directors may be removed from office by the stockholders, with or without cause, by the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities generally entitled to vote in the election of directors, voting together as a single class. The certificate of incorporation further provides that, subject to the applicable provisions of the DGCL and the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancies on our Board of Directors will be filled solely by the affirmative vote of a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.

Certain Anti-Takeover Provisions of our Certificate of Incorporation

Our authorized but unissued preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Special Stockholder Meetings

Our certificate of incorporation provides that special meetings of our stockholders may be called at any time only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors, subject to the rights of holders of any series of preferred stock then outstanding. The bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Director Nominations and Stockholder Proposals

The bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a duly authorized committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock, our certificate of incorporation does not permit holders of our common stock to act by consent in writing.

Exclusive Forum

Our certificate of incorporation and bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, (A) the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws (as either may be amended or restated) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware, and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation and bylaws. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in the certificate of incorporation and bylaws.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director to the fullest extent permitted by applicable law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.